Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 16a-3(j) and Rule 13d-1(k)(1) and under the Securities Exchange Act of 1934, as amended, the undersigned agree to the joint filing on behalf of each of them of Forms 3, 4, 5 and Schedules 13D and 13G (including any and all amendments thereto) with respect to the Ordinary Shares, nominal value £0.01 per share, of Bicycle Therapeutics plc and further agree that this Joint Filing Agreement shall be included as an exhibit to such joint filings.

The undersigned further agree that each party hereto is responsible for the timely filing of such Forms 3, 4, 5 and Schedules 13D and l3G and any amendments thereto, and for the completeness and accuracy of the information concerning such party contained therein; provided that no party is responsible for the completeness or accuracy of the information concerning any other filing party, unless such party knows or has reason to believe that such information is inaccurate.

This Joint Filing Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original instrument, but all of such counterparts together shall constitute one agreement.

In evidence thereof, the undersigned, being duly authorized, hereby execute this Joint Filing Agreement as of June 7, 2019.

SVLSF V, LLC

By:	/s/ Brent M. Faduski
Name:	Brent M. Faduski
Title:	Officer

SV LIFE SCIENCES FUND V (GP), L.P. By: SVLSF V, LLC, its General Partner

By:	/s/ Brent M. Faduski
Name:	Brent M. Faduski
Title:	Officer

SV LIFE SCIENCES FUND V, L.P.
By: SV Life Sciences Fund V (GP), L.P., its General Partner
By: SVLSF V, LLC, its General Partner

By:	/s/ Brent M. Faduski
Name:	Brent M. Faduski
Title:	Officer

SV LIFE SCIENCES FUND V STRATEGIC
PARTNERS, L.P.
By: SV Life Sciences Fund V (GP), L.P., its General Partner
By: SVLSF V, LLC, its General Partner

By:	/s/ Brent M. Faduski
Name:	Brent M. Faduski
Title:	Officer